Exhibit (a)(5)(X)

Media Release

Planegg/Munich, Germany, April 11, 2024

MorphoSys’ Management Board and Supervisory Board Recommend Shareholders Accept Public Takeover Offer by Novartis

Novartis offers € 68.00 per share in cash, representing a total equity value of € 2.7 billion

Shareholders benefit from attractive premium of 94% and 142% on the volume-weighted average price during the last month and three months before January 25, 2024, respectively

Acceptance period has commenced and will end on May 13, 2024, at 24:00 hours CEST

The Management Board and Supervisory Board of MorphoSys AG (FSE: MOR; NASDAQ: MOR) today issued a joint reasoned statement on the voluntary public takeover offer by Novartis BidCo AG, a wholly owned indirect subsidiary of Novartis AG (hereinafter collectively referred to as “Novartis”), recommending that shareholders accept the offer and tender their MorphoSys shares. Novartis offers MorphoSys shareholders € 68.00 per share in cash, representing a total equity value of € 2.7 billion (the “Takeover Offer”). The offer price corresponds to a premium of 94% and 142% on the volume-weighted average price during the last month and three months, respectively, as of the unaffected January 25, 2024, closing price.

“The proposed acquisition by Novartis is in the best interest of MorphoSys, our shareholders and cancer patients – helping to accelerate commercial and development opportunities across our promising oncology pipeline,” said Jean-Paul Kress, M.D., Chief Executive Officer of MorphoSys. “The offer made by Novartis provides MorphoSys shareholders with an opportunity to realize significant value upfront and with certainty. After conducting a thorough assessment of the offer document, we unanimously conclude that the offer, including the offer price, is highly attractive and equitable. We recommend our shareholders accept this offer.”

Pursuant to Section 27 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, “WpÜG”), the MorphoSys Management Board and Supervisory Board have carefully reviewed the offer document with the support of their financial and legal advisors, accounting for different stakeholder interests as well as potential alternative strategies. The acceptance period has commenced with the publication of the offer document on April 11, 2024, and will end on May 13, 2024, at 24:00 hours CEST and 18:00 hours EDT (also on May 13, 2024).

MorphoSys and Novartis maintain their expectation that the closing of the Takeover Offer will take place in the first half of 2024. The Takeover Offer requires a minimum acceptance threshold of 65% of MorphoSys’ share capital, among other customary closing conditions. All mandatory antitrust approvals for the proposed acquisition have been obtained. MorphoSys and Novartis have agreed to delist MorphoSys shares in Germany and in the U.S. immediately after the public takeover offer has been settled.

The offer document is available on the Novartis website at www.novartis.com/investors/morphosys-acquisition.

The MorphoSys Management Board and Supervisory Board joint reasoned statement, as well as other relevant information for shareholders, is available on the MorphoSys website at https://www.morphosys.com/en/investors/Novartis-TakeoverOffer. A takeover offer hotline for shareholders established by Novartis is available Monday to Friday between 9:00 – 18:00 hours CEST under +49 89 3803 8187 (for German callers) and +44 20 3005 6716 (for international callers). In addition, a takeover offer hotline for ADS holders established by Novartis is available Monday to Friday between 9:00 – 23:00 hours EDT, and Saturday between 12:00 – 18:00 hours EDT under +1 (866) 356-7344 (for U.S. callers) and +1 (781) 236-4704 (for callers outside the U.S.).

About MorphoSys

At MorphoSys, we are driven by our mission: More life for people with cancer. As a global biopharmaceutical company, we develop and deliver innovative medicines, aspiring to redefine how cancer is treated. MorphoSys is headquartered in Planegg, Germany, and has its U.S. operations anchored in Boston, Massachusetts. To learn more, visit us at www.morphosys.com and follow us on Twitter at X and LinkedIn.

Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of MorphoSys AG (the “Company”). Following approval by the German Federal Financial Supervisory Authority (the “BaFin”), Novartis BidCo AG (formerly known as Novartis data42 AG) (the “Bidder”) has published an offer document containing the final terms and further provisions regarding the offer to purchase all outstanding Company no-par value bearer shares, including all no-par value bearer shares represented by American Depositary Shares, at an offer price of € 68.00 per share in cash (the “Takeover Offer”). The Bidder and Novartis AG have also filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing the offer document, the means to tender and other related documents (together, the “Takeover Offer Documents”). The Takeover Offer is being made solely pursuant to the Takeover Offer Documents, which contain the full terms and conditions of the Takeover Offer. The Company’s management board and supervisory board have issued a joint reasoned statement in accordance with sec. 27 of the German Securities Acquisition and Takeover Act and the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (together with the joint reasoned statement, the “Recommendation Statements”). THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TAKEOVER OFFER DOCUMENTS AND THE RECOMMENDATION STATEMENTS, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TAKEOVER OFFER. The Tender Offer Statement on Schedule TO and the Solicitation/Recommendation Statement on Schedule 14D-9 are available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting the Bidder or the Company. Free copies of these materials and certain other offering documents are available on the Company’s website in English at morphosys.com/en/investors/Novartis-TakeoverOffer and in German at morphosys.com/de/investoren/Novartis-TakeoverOffer, by mail to MorphoSys AG, Semmelweisstrasse 7, 82152 Planegg, Germany or by phone at +49 89 8992 7179.

In addition to the Takeover Offer Documents and the Recommendation Statements, the Company files other information with the SEC. The Company’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov and are also available free of charge under the “SEC Filings” section of the Company’s website at www.morphosys.com/en/investors.

In order to reconcile certain areas where German law and U.S. law conflict, Novartis AG and the Bidder obtained no action and exemptive relief from the SEC to conduct the Takeover Offer in the manner described in the Takeover Offer Documents.

Acceptance of the Takeover Offer by stockholders residing outside Germany and the United States of America may be subject to further legal requirements. With respect to the acceptance of the Takeover Offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

Forward Looking Statements

This communication contains certain forward-looking statements concerning the Company, the Bidder and the Takeover Offer that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “goal,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, the Company’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the Takeover Offer; statements about the expected timetable for the consummation of the Takeover Offer; the Company’s plans, objectives, expectations and intentions; and the financial condition, results of operations and business of the Company and Novartis AG.

The forward-looking statements contained in this communication represent the judgment of the Company as of the date of this communication and involve known and unknown risks and uncertainties, which might cause the actual results, financial condition and liquidity, performance or achievements of the Company, or industry results, to be materially different from any historic or future results, financial conditions and liquidity, performance or achievements expressed or implied by such forward-looking statements. In addition, even if the Company’s results, performance, financial condition and liquidity, and the development of the industry in which it operates are consistent with such forward-looking statements, they may not be predictive of results or developments in future periods. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to how many of the Company’s stockholders will tender their stock in the Takeover Offer; the possibility that competing offers will be made; the possibility that various conditions for the Takeover Offer may not be satisfied or waived; the effects of the Takeover Offer on relationships with employees, other business partners or governmental entities; that the Bidder and Novartis AG may not realize the potential benefits of the Takeover Offer; transaction costs associated with the Takeover Offer; that the Company’s expectations may be incorrect; the inherent uncertainties associated with competitive developments, clinical trial and product development activities and regulatory approval requirements; the Company’s reliance on collaborations with third parties; estimating the commercial potential of the Company’s development programs; and other risks indicated in the risk factors included in the Company’s filings with the SEC, including the Company’s Annual Report on Form 20-F, as well as the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company and the Tender Offer Statement on Schedule TO and related Takeover Offer Documents filed by the Bidder and Novartis AG. Given these uncertainties, the reader is advised not to place any undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this communication. The Company and the Bidder expressly disclaim any obligation to update any such forward-looking statements in this communication to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements, unless specifically required by law or regulation.

For more information, please contact:

Media Contacts: Thomas Biegi Senior Vice President, Corporate Affairs Tel.: +49 (0)89 / 899 27 26079 thomas.biegi@morphosys.com	Investor Contacts: Dr. Julia Neugebauer Vice President, Global Investor Relations Tel: +49 (0)89 / 899 27 179 julia.neugebauer@morphosys.com

Eamonn Nolan Senior Director, Corporate Communications & Investor Relations Tel: +1 617-548-9271 eamonn.nolan@morphosys.com